EXHIBIT (23)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Form S-3 (File No. 333-114068) and Form S-8 (File Nos. 2-72830, 2-81559, 2-84477, 2-89747, 33-28540, 33-37724, 33-40365, 33-40338, 33-43934, 33-65990, 333-02643, 333-71439, 333-39570, 333-71856 and 333-88424) of Engelhard Corporation of our reports dated March 2, 2006, with respect to the consolidated financial statements of Engelhard Corporation, Engelhard Corporation management’s assessment of effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Engelhard Corporation, included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP
MetroPark, New Jersey
March 2, 2006